EXHIBIT 11.1


COMPUTATION OF PER SHARE EARNINGS



                         SEAVIEW VIDEO TECHNOLOGY, INC.
                                     EXHIBIT
                        COMPUTATION OF PER SHARE EARNINGS

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
                                                     THREE MONTHS     THREE MONTHS       SIX MONTHS        SIX MONTHS
                                                    ENDED JUNE 30,   ENDED JUNE 30,    ENDED JUNE 30,    ENDED JUNE 30,
                                                        2000              1999             2000               1999
                                                     -----------      -----------       -----------       -----------
Net income ....................................      $   176,797      $   (20,589)      $   (61,003)      $    37,104


Shares:

Basic weighted average number of
    shares outstanding ........................        8,003,581        6,304,286         8,552,746         5,063,204
Additional shares adjusted-under nonvested
    stock for diluted earnings per share ......        2,695,285        2,627,077                 0         2,606,709
                                                     -----------      -----------       -----------       -----------

Diluted weighted average number
    of shares outstanding .....................       10,698,866        8,931,363         8,552,746         7,669,913

BASIC EARNINGS PER SHARE:
Net income ....................................      $      .022      $      .003       $     (.007)      $      .007

DILUTED EARNINGS PER SHARE:
Net income ....................................      $      .017      $      .002       $     (.007)      $      .005
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